FHLBank Cincinnati NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release January 19, 2012

513.852.7085 (office) or 513.382.7615 (cell)
Melissa Dallas, FHLBank Cincinnati
513.852.7084 (office) or 513.509.6457 (cell)

DAVID H. HEHMAN TO RETIRE AS PRESIDENT AND CEO;
ANDREW S. HOWELL APPOINTED AS SUCCESSOR

Cincinnati, OH – David H. Hehman, President and CEO of the Federal Home Loan Bank of Cincinnati, has announced his retirement, effective June 1, 2012. Mr. Hehman, 63, joined the FHLBank in 1977 and has been CEO since 2003.

To succeed Mr. Hehman as President and CEO, the FHLBank’s Board of Directors appointed Andrew S. Howell, 50, who is currently the FHLBank’s Executive Vice President and Chief Operating Officer.

“On behalf of the Board, I commend Mr. Hehman’s extraordinary commitment to the FHLBank through 34 years of service including nearly 30 years of executive leadership,” said Carl F. Wick, Chairman of the FHLBank Board. “During his tenure as President and CEO, the FHLBank has performed remarkably well, providing value to members through a member-driven product line, a consistently competitive rate of return on members’ investment, and a priority on personal service.”

“This is a great organization with talented staff and a dedicated Board of Directors,” Mr. Hehman said. “It has been my privilege to work with them to serve our members and their communities. The FHLBank maintains an important role in the infrastructure of the American banking system and the economy overall. I am glad to have been a member of the team that serves the Fifth District.”

“I inherit from him a strong FHLBank with an extremely capable and dedicated staff,” Mr. Howell said, “and I’m grateful for the opportunity to have served our Fifth District members under President Hehman’s leadership, as well as for the confidence our Board has placed in me.”

Mr. Hehman, during his tenure, helped to lead the FHLBank through two financial crises, changes brought by three major pieces of banking legislation, and the longest economic expansion in U.S. history. Under his leadership as CEO, the FHLBank achieved record earnings, expanded the Mortgage Purchase Program into an important profit center, completed the SEC registration process, and grew membership with the addition of credit unions and insurance companies. Those record earnings contributed to the FHLBank’s Affordable Housing Program, which, under Mr. Hehman, awarded more than $280 million to help create nearly 33,000 units of affordable housing for low-income households, the elderly, the homeless and those with special needs.

Prior to joining the FHLBank in 1977, Mr. Hehman was Assistant Professor of Economics and Finance at Xavier University, Cincinnati, Ohio. He received both bachelor’s and master’s degrees in economics from Xavier University, and he completed his doctoral work in economics at the University of Cincinnati. Outside the FHLBank, Mr. Hehman serves on the Board of Directors of Brighton Properties, Inc., a nonprofit affordable housing and social services agency serving Greater Cincinnati; the Department of Economics Executive Advisory Board at Xavier University; and the Economic Advisory Committee for the Greater Cincinnati Chamber of Commerce. He and his wife Patti live in Cold Spring, Ky.

Mr. Howell, 50, began his career at the FHLBank in 1989 in the Credit Department after being in several lending and management positions at Huntington Bank, Bank One and First National Bank of Cincinnati. In 2007, Mr. Howell became Executive Vice President, Mission Asset Activity, with overall responsibility for the FHLBank’s Credit Services, Mortgage Purchase Program, and Housing and Community Investment, and in 2008, he was promoted to his current position. Mr. Howell earned a bachelor’s degree of Business Administration from the University of Kentucky, and a Master of Business Administration degree from the University of Cincinnati. He and his wife Cindy live in Evendale, Ohio.

The Federal Home Loan Bank of Cincinnati is a $67 billion regional wholesale bank providing financial services for residential housing and economic development to 741 member financial institutions located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank, headquartered in downtown Cincinnati with 200 employees, is rated Aaa by Moody’s. The FHLBank System, including 12 district FHLBanks and nearly 7,800 members, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

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This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.